EXHIBIT 99.1

CDTi Announces Third Quarter 2015 Financial Results

Announces Business Transformation Initiative to Drive Profitability

Reaffirms Full Year 2015 Financial Guidance

OXNARD, Calif., Nov. 13, 2015 (GLOBE NEWSWIRE) -- Clean Diesel Technologies, Inc. (Nasdaq:CDTI) ("CDTi" or "the Company"), a leader in advanced emission control technology, reported financial results for the third quarter ended September 30, 2015.

Matthew Beale, CDTi's CEO, stated: "During the third quarter of 2015, we made significant progress on our near-term goals to grow DuraFit sales and reposition CDTi as an advanced materials provider for the global emissions control market. We are gaining real traction in our powder-to-coat ("P2C") business model as our commercial pipeline expands visibly in North America and in key international growth markets. Building upon this commercial progress, we intend to accelerate our business transformation and its goal of delivering sustainable profitability.

"First and foremost, our advanced materials strategy provides an immediate opportunity to streamline operations and better align CDTi's organization and infrastructure with the anticipated evolution of its business mix. To achieve this end, we are currently finalizing plans to restructure and reposition our operating footprint in support of our strategy, including initiatives that could result in exiting non-core businesses and externalizing operating activities that are not integral to delivering value for our customers. We believe the opportunities for CDTi are significant, and I look forward to providing you with updates as we make progress toward achieving our goals," Beale concluded.

David Shea, CDTi's CFO, stated: "Our third quarter revenue of $9.8 million was driven by increased sales of DuraFit™ and catalysts, while retrofit sales were lower year-over-year due to the wind-down of the California diesel retrofit mandate. Gross margin of 25% was at the low end of our guidance reflecting the costs associated with the new DuraFit™ product line launch. We continue to grow our DuraFit regional and national distribution footprint as we execute our plan to become the market leader in the medium and heavy duty diesel aftermarket."

Recent Highlights

  Announced the launch of DuraFit™ Diesel Oxidation Catalyst (DOC) for the heavy duty aftermarket, which leverages CDTi's synergized-platinum group metal (SPGM™) technology
  Strengthened leadership team with the hiring of industrial technology leader Matthew Beale as CEO in October
  Opened four new distribution centers in the U.S., further enhancing CDTi's best-in-class service model and enabling the company to more efficiently meet the technical support and service needs of its end customers
  Signed a multi-year contract with PACCAR Parts to distribute CDTi's DuraFit™ diesel particulate filters (DPFs) to its North American network of more than 670 Peterbilt and Kenworth dealerships
  CDTi's Chief Technology Officer, Dr. Steve Golden, delivered a keynote speech titled "Development of Spinel™ Mixed Metal Oxides for Zero-Precious Metal and Ultra-Low Precious Metal Next-Generation TWC" at the 6th Annual Global Congress of Catalysis 2015 (GCC-2015) on September 24th in Xi'an, China
  Amended its loan agreements with Kanis SA to extend the maturity dates from October 1, 2016 to October 1, 2018, providing greater financial flexibility as CDTi executes its growth strategy

Financial Highlights – Third Quarter 2015 compared to Third Quarter 2014

  Total revenue was $9.8 million compared to $9.3 million in the third quarter of 2014.
    Catalyst division revenue was $6.7 million compared to $6.2 million due to increased sales to our Japanese OEM customer and a favorable product mix. Intercompany sales are eliminated in consolidation.
    Heavy Duty Diesel Systems division revenue was $3.8 million compared to $3.7 million due primarily to a $1.6 million increase in DuraFit DPF sales, partially offset by a decrease in retrofit sales.
  Gross margin was 25% compared to 31% for the year-ago quarter, reflecting lower volumes of retrofits and continued launch costs associated with the DuraFit rollout and ramp.
  Total operating expenses were $5.3 million for both periods.
  Net loss was $2.2 million, or $0.13 per share. This compares to a net loss of $1.6 million, or $0.13 per share, in the same period last year.
  The weighted average common shares outstanding were 16.8 million in the current quarter, compared to 12.4 million in the third quarter of 2014. The increase in the number of shares was due principally to the equity offerings completed in November 2014 and June 2015.
  Cash at September 30, 2015 was $3.0 million, compared with $7.2 million at December 31, 2014.

Financial Highlights - Nine months ended September 30, 2015 compared to 2014

  Total revenue for the first nine months of 2015 was $30.0 million, compared to $32.6 million for the same prior year period.
    Catalyst division revenue for the first nine months of 2015 was $20.3 million compared to $18.3 million for the same prior year period. Intercompany sales are eliminated in consolidation.
    Heavy Duty Diesel Systems division revenue for the first nine months of 2015 was $11.8 million compared to $16.0 million for the same prior year period.
  Gross margin was 27%, compared to 32% in the prior year period.
  Total operating expenses for the first nine months of 2015 were $15.7 million compared to $15.0 million in the same prior year period.
  Net loss for the first nine months of 2015 was $7.7 million, or $0.50 per share, compared to net loss of $6.6 million, or $0.57 per share, in the same prior year period.
  Weighted average common shares outstanding were 15.3 million for the first nine months of 2015 compared to 11.5 million in the same period a year ago. The increase in the number of shares was due principally to the equity offerings completed in November 2014 and June 2015.

Financial Outlook

The Company is reaffirming its outlook for 2015 and expects revenue of between $40 million and $45 million, as compared to $41 million in 2014, and of that, DuraFit to contribute $5 million. Gross margin is expected to be at the mid- to high-end of its guidance range, which is between 25% and 28%.

Conference Call and Webcast Information

CDTi will host a conference call and live webcast beginning at 8:00 a.m. Pacific Time today, November 12th, to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, please dial +1 (877) 303-9240 and use conference code 62521700. International participants should dial +1 (760) 666-3571 and use the same conference code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi utilizes its proprietary technology to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. Continuing its focus on innovation and a strategy to scale its business globally, CDTi is pursuing a Powder-to-Coat (P2C™) business model that exploits high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. CDTi is headquartered in Oxnard, California and has operations in Canada, Japan, the United Kingdom and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including any statements that are not statements of historical fact. You can identify these forward-looking statements by the use of the words "believes", "expects", "anticipates", "plans", "may", "will", "would", "intends", "estimates", and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections, which involve substantial uncertainty and risk. In this document, the Company includes forward-looking statements regarding the acceleration of the Company's business transformation into an advanced materials company, the potential value enhancement from strategic priorities, streamlining Company operations and aligning its organization and infrastructure, the potential exit of non-core businesses and externalization of operating activities, DuraFit sales projections, our ability to validate, optimize and scale our powder-to-coat capability, outlook for 2015, and anticipated benefits of products and technologies. In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) that the Company may not be able to (a) successfully implement, or implement at all, its strategic priorities; (b) streamline its operations or align its organization and infrastructure with the anticipated business; (c) meet expectations or projections; (d) decrease costs; (e) increase sales; (f) obtain adequate funding; (g) retain or secure customers; (h) increase its customer base; (i) protect its intellectual property; (j) successfully evolve into an advanced materials supplier or, even if successful, increase profitability; (k) successfully market new products; (l) obtain product verifications or approvals; (m) attract or retain key personnel; (n) validate, optimize and scale our powder-to-coat capability; or (o) realize benefits from investments; (ii) funding for and enforcement and tightening of emissions controls, standards and regulations; (iii) prices of PGM and rare earth metals; (iv) royalty and other restrictions on sales in certain Asian countries; (v) supply disruptions or failures; (vi) regulatory, marketing and competitive factors; (vii) environmental harm or damages; and (viii) other risks and uncertainties discussed or referenced in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company's estimates only as of the date of such statements and should not be relied upon as representing the Company's estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:
Becky Herrick or Cathy Mattison
LHA (IR Agency)
+1 415 433 3777
bherrick@lhai.com / cmattison@lhai.com

Clean Diesel Technologies, Inc.
Summary Statements of Operations (unaudited)
($ millions)

	3 Months Ended September 30,		9 Months Ended September 30,
	2015	2014	2015	2014
Revenues	$ 9.8	$ 9.3	$ 30.0	$ 32.6
Gross profit	2.5	2.9	8.0	10.5
Gross margin	25%	31%	27%	32%

Operating expenses:
Selling, general and administrative	$ 3.0	$ 2.7	$ 9.4	$ 9.2
Research and development	2.3	1.8	6.3	4.6
Severance and other charges	─	0.8	─	1.2
Total operating expenses	5.3	5.3	15.7	15.0
Loss from continuing operations	(2.8)	(2.4)	(7.7)	(4.5)
Other income (expense)	0.7	0.9	─	(1.8)
Loss from continuing operations before income tax	(2.1)	(1.5)	(7.7)	(6.3)
Income tax expense (benefit) from continuing operations	─	(0.1)	(0.1)	0.2
Net loss from continuing operations	(2.1)	(1.4)	(7.6)	(6.5)
Discontinued operations	(0.1)	(0.2)	(0.1)	(0.1)
Net loss	$ (2.2)	$ (1.6)	$ (7.7)	$ (6.6)

Basic and diluted EPS	$ (0.13)	$ (0.13)	$ (0.50)	$ (0.57)
Weighted shares outstanding (in millions)	16.8	12.4	15.3	11.5

Clean Diesel Technologies, Inc.
Segment Information (unaudited)
($ millions)

	3 Months Ended September 30,		9 Months Ended September 30,
	2015	2014	2015	2014
Revenue
Catalyst	$ 6.7	$ 6.2	$ 20.3	$ 18.3
Heavy Duty Diesel Systems	3.8	3.7	11.8	16.0
Eliminations	(0.7)	(0.6)	(2.1)	(1.7)
Total	$ 9.8	$ 9.3	$ 30.0	$ 32.6

Income (loss) from operations
Catalyst	$ (0.6)	$ 0.1	$ (1.3)	$ 0.7
Heavy Duty Diesel Systems	(0.7)	(0.6)	(1.5)	0.2
Corporate	(1.5)	(1.9)	(4.7)	(5.4)
Eliminations	─	─	(0.2)	─
Total	$ (2.8)	$ (2.4)	$ (7.7)	$ (4.5)

Clean Diesel Technologies, Inc.
Summary Balance Sheets (unaudited)
($ millions)

As of
	September 30, 2015	December 31, 2014
Total current assets	$ 15.2	$ 17.8
Total assets	$ 24.0	$ 27.7
Total current liabilities	$ 14.6	$ 12.8
Total long-term liabilities	$ 7.9	$ 7.9
Stockholders' equity	$ 1.5	$ 7.0

Short-term debt	$ 3.6	$ 2.8
Long-term debt	$ 7.6	$ 7.5